UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2007

LINCOLN NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112

(Address of principal executive offices) (Zip Code)

(215) 448-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Share Repurchase

As previously announced, on February 23, 2007, Lincoln National Corporation’s (“LNC”) Board of Directors increased LNC’s share repurchase authorization to up to $2.65 billion of its securities. Purchases may be made on the various stock exchanges, by block trades, in privately negotiated transactions, or by such other means as LNC deems appropriate. Pursuant to that authorization, on March 14, 2007, LNC entered into an agreement to purchase a variable number of shares of its common stock from Citibank, N. A. (“Citibank”) for an aggregate purchase price of $350 million pursuant to a private accelerated stock buyback program. Including the $161 million in share repurchase completed in the first quarter of 2007, LNC remains authorized to repurchase from time to time up to an additional $2.14 billion of its securities pursuant to the pre-existing authority.

The number of shares to be repurchased under the program will be based on the volume weighted average price of LNC’s common stock during the term of the program, subject to a minimum and a maximum number of shares. The minimum and maximum number of shares will be determined upon the conclusion of an initial hedge period ending no later than March 16, 2007, based on the volume weighted average share price over the hedge period. Under the terms of the program, Citibank will deliver to LNC an initial number of shares of common stock on an initial settlement date shortly following the hedge period and may deliver additional shares at the completion of the program up to, in the aggregate, the maximum number of shares. On the initial settlement date, LNC will pay Citibank the aggregate purchase price for the shares of common stock to be delivered by Citibank under the program, and the repurchased shares will be retired and recorded as a reduction in shareholders’ equity on LNC’s Consolidated Balance Sheet. LNC expects the program to be completed in the third quarter of 2007, although in certain circumstances the completion date may be accelerated or extended.

In connection with the program, LNC expects that Citibank will purchase shares of its common stock in the open-market over time and Citibank may also sell shares in the open-market from time to time.

Master Confirmation

The Master Confirmation dated March 14, 2007, contains the principal terms and provisions governing the program between LNC and Citibank including, but not limited to, the mechanism used to determine the additional amount of shares, if any, that may be delivered by Citibank to LNC, the required timing of delivery of the shares, the specific circumstances under which Citibank is permitted to make adjustments to valuation periods, dates and other terms that impact the amount of additional shares to be delivered, the specific circumstances under which the program may be terminated early, the right of LNC and Citibank to enter into similar transactions, including additional accelerated stock buyback arrangements or open market purchase programs, definitions of terms used throughout the Master Confirmation, and various acknowledgements, representations and warranties made by LNC and Citibank to one another, including representations related to Rule 10b5-1 and intended compliance with the Rule 10b-18 volume and timing guidelines.

Supplemental Confirmation

The Supplemental Confirmation dated of March 14, 2007, sets forth the specific pricing terms and other provisions relating to the program including, but not limited to, provisions for determining the initial number of shares to be delivered by Citibank and the applicable collar, the aggregate purchase price for the repurchased shares, the period during which Citibank will establish its hedge position relating to the transaction and the termination date of the program.

In the ordinary course of their business, Citibank and its affiliates have engaged, and may in the future engage, in financial advisory and/or investment banking transactions, custody and other bank service relationships, and distribution arrangements with LNC and its affiliates, including participating as an underwriter in LNC’s recent offerings of its $500,000,000 6.05% Capital Securities due 2067 and $250,000,000 Floating Rate Senior Notes due 2010 . They have received and will receive customary fees and commissions for these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

	By:	/s/ Douglas N. Miller
Douglas N. Miller
Vice President and Chief Accounting Officer
Date: March 16, 2007